 Exhibit (a)(1)(v)
Notice of Withdrawal of Tender
Regarding Shares in Ares Core Infrastructure Fund
Tendered Pursuant to the Offer to Purchase
Dated August 20, 2026
The Offer and withdrawal rights will expire on September 18, 2026 and this Notice of Withdrawal must be received by
the Fund’s Transfer Agent or Custodian by 4:00 p.m.,
Eastern Time, on September 18, 2026, unless the Offer is extended.
Complete this Notice of Withdrawal and follow the transmittal instructions included herein
PLEASE SEND COMPLETED FORMS TO YOUR FINANCIAL REPRESENTATIVE.
You are responsible for confirming that this Notice is received timely. If you fail to confirm receipt of this Notice, there can be no assurance that your withdrawal will be honored by the Fund.
Please withdraw the tender previously submitted by the undersigned in a Letter of Transmittal.
Fund Name:
Fund Account #:
Account Name/Registration:
Social Security Number:
Email Address:
The undersigned represents that the undersigned is the beneficial owner of the common shares of beneficial interest in the Fund, par value $0.01 per share, to which this withdrawal request relates, or that the person signing this request is an authorized representative of the withdrawing shareholder.
In the case of joint accounts, each joint holder must sign this withdrawal request. Requests on behalf of a foundation, partnership or any other entity should be accompanied by evidence of the authority of the person(s) signing.
Signature	Print Name of Authorized Signatory (and Title if applicable)	Date
Signature	Print Name of Authorized Signatory (and Title if applicable)	Date